Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525

FOR IMMEDIATE RELEASE

LMI Aerospace Announces Second Quarter 2016 Results

ST. LOUIS, August 8, 2016 -- LMI Aerospace Inc. (Nasdaq:LMIA) ("LMI" or the "Company"), a leading provider of design and aftermarket engineering services, and supplier of structural assemblies, kits and components to the aerospace and defense markets, announced its financial results for the second quarter ended June 30, 2016.

Key Developments and Highlights

•	Updating outlook -

◦	Updating 2016 revenue and operating profit guidance to reflect weaker-than-expected current-year demand in Engineering Services and Aerostructures

◦	Providing initial 2017 revenue outlook of $370 million to $400 million, representing a sizable increase over updated 2016 guidance

◦	Reiterating targets of 9 percent revenue CAGR from 2015 to 2018 and EBITDA margin improvement by 300-plus basis points over the same period

•
Investing for growth - Announcing plan to lease additional space to expand Mexicali, Mexico, facility to build capacity critical to achieving Aerostructures' revenue target of 10 percent CAGR from 2015 to 2018

•	Improving cost structure - Transfer of work from Wichita, Kan., sheet-metal operation to Mexicali plant underway and on track for completion this year, a key part of the plan to expand EBITDA margins

•	Continuing to win new work - Awarded new content on the Boeing 777X totaling approximately $50,000 per shipset and a contract to provide structural kits for aftermarket in-flight entertainment systems

•	Non-cash charge - Recorded a pre-tax charge for impairment of goodwill and intangible assets of $28.4 million related to the Company's Engineering Services reporting unit

Second Quarter Results

For the second quarter of 2016, net sales were $84.0 million, compared to $97.6 million in the second quarter of 2015. A net loss of $29.9 million, or $2.28 per diluted share, was realized in the second quarter of 2016, compared to net income of $0.4 million, or $0.03 per diluted share, in the second quarter of 2015.

Operating income for the second quarter of 2016, excluding $28.7 million of net unfavorable, non-recurring items, was $3.8 million. Non-recurring items in the second quarter of 2016 included a $28.4 million charge for goodwill and intangible assets impairment in the Engineering Services segment and restructuring costs of $0.2 million. Diluted loss per share, excluding the impact of non-recurring items, was $0.13 in the second quarter of 2016. Operating income for the second quarter of 2015, excluding the impact of $0.6 million of net unfavorable, non-recurring items, was $6.5 million. Diluted earnings per share, excluding the impact of non-recurring items, was $0.07 in the second quarter of 2015.
"While we anticipated lower demand in 2016 as our Aerostructures customers transition from certain legacy business jet programs to new platforms, the drop in revenue and earnings has been more dramatic than initially expected," said LMI Aerospace Chief Executive Officer Dan Korte. "Additionally, OEM demand for engineering services has been softer than projected. As a result of these impacts, we have adjusted our guidance for 2016.
"Despite 2016 challenges we feel good about the targets we have set for 2017 and 2018. What gives us confidence in these targets is the strength of the Boeing 737 backlog, our higher content on the Boeing 737 MAX and the new Gulfstream G500/600, coupled with our ability to win new, attractive work. We most recently demonstrated this with work packages on the Boeing 777X, bringing us additional content on this latest series in the 777 family. As we continue to successfully diversify our Engineering Services customer base into adjacent markets and focus on the needs of Tier 1s and airlines, we expect relatively flat revenue in this segment in 2017 despite anticipated lower OEM demand.
"We are building a brighter future for LMI, our shareholders and our employees. We are drawing on the combined strength of our Aerostructures and Engineering Services businesses to access new customers and opportunities. We also have taken additional steps in recent months to improve long-term performance by putting the right work in the right place through the previously announced closure of our Wichita sheet-metal operation. At the same time, we have secured equipment to support our production rate increases in 2017 and are beginning the process of expanding our Mexicali operations. We are doing this while remaining focused on revenue growth, margin and working capital improvement, generating optimal cash flow levels, and achieving a targeted leverage ratio of 3.0 in 2018."

Segment Results

	Q2	Q2	Q2 YTD	Q2 YTD
($ millions)	2016	2015	2016	2015

Net sales:
Aerostructures	$75.5	$85.3	$152.4	$164.5
Engineering Services	8.7	12.5	19.8	26.0
Eliminations	(0.2)	(0.2)	(0.9)	(0.5)
Total net sales	$84.0	$97.6	$171.3	$190.0

Income (loss) from operations:
Aerostructures	$4.1	$6.1	$7.6	$11.2
Engineering Services	(28.8)	(0.2)	(28.7)	(1.0)
Eliminations	(0.1)	—	(0.3)	0.0
Total income from operations	$(24.8)	$5.9	$(21.4)	$10.2

Aerostructures Segment

	Q2		Q2
Net Sales ($ in millions)	2016	% of Total	2015	% of Total

Large commercial aircraft	$46.0	60.9%	$45.4	53.2%
Corporate and regional aircraft	16.5	21.9%	21.3	25.0%
Military	9.0	11.9%	11.6	13.6%
Other	4.0	5.3%	7.0	8.2%
Total	$75.5	100.0%	$85.3	100.0%

Aerostructures revenue decreased 11.5 percent to $75.5 million in the second quarter of 2016 from $85.3 million in the second quarter of 2015. In the large commercial aircraft market, higher production rates on the Bombardier C-Series and Boeing 787 programs increased sales by $2.1 million and $1.3 million, respectively, which was partially offset by a decrease in sales on the Boeing 747 and 737 programs of $2.1 million and $1.0 million, respectively. This trend is expected to continue through 2016. The decline in sales in the corporate and regional jet market was primarily attributable to lower demand of $3.6 million and $0.7 million on the Gulfstream G450/550 and G150/280 programs, respectively. In addition, an increase in parts sales of $0.6 million on the Gulfstream G500/600 program were offset by a decrease in tooling sales of $1.0 million on the same program in the second quarter of 2016 when compared to the prior-year period. Military sales on the Lockheed Martin F-35 and Boeing F/A-18 programs declined $0.9 million and $0.7 million, respectively.

The Aerostructures segment generated gross profit of $14.7 million, or 19.5 percent of net sales, in the second quarter of 2016 versus $17.1 million, or 20.0 percent of net sales, in the second quarter of 2015.  The reduction in gross profit margin in the second quarter of 2016 was primarily attributable to lower sales and unfavorable product mix partially offset by benefits realized from restructuring activities completed during 2015.

Selling, general and administrative expenses were $10.6 million in the second quarter of 2016 versus $11.0 million in the second quarter of 2015. The decrease was primarily attributable to lower salaries and related fringes of $0.6 million in the second quarter of 2016 when compared the second quarter of 2015.

Engineering Services Segment

	Q2		Q2
Net Sales ($ in millions)	2016	% of Total	2015	% of Total

Large commercial aircraft	$2.9	33.3%	$5.1	40.8%
Corporate and regional aircraft	3.0	34.5%	4.6	36.8%
Military	2.4	27.6%	2.5	20.0%
Other	0.4	4.6%	0.3	2.4%
Total	$8.7	100.0%	$12.5	100.0%

Engineering Services revenue decreased 30.4 percent to $8.7 million in the second quarter of 2016 from $12.5 million in the second quarter of 2015.

The decline in net sales in the large commercial market was primarily attributable to lower sales on the Bombardier C-series program and lower maintenance and repair revenues of $1.3 million and $0.9 million, respectively. Sales to the corporate and regional aircraft market declined primarily due to a $0.7 million decrease in the Aerion AS2 program and a $0.5 million decrease in the Global Wing program.

Gross profit for the segment was $0.9 million, or 10.3 percent of net sales, for the second quarter of 2016, compared to $1.7 million, or 13.6 percent of net sales, for the prior year quarter.  The decrease in gross profit was primarily attributable to the decline in sales, partially offset by reductions in salaries and related expenses.

Selling, general and administrative expenses for the segment were $29.7 million in the second quarter of 2016 compared to $1.9 million in the second quarter of 2015. The increase in selling, general and administrative expenses was primarily attributable to a $24.3 million charge for goodwill impairment and a $4.1 million charge for intangible asset impairment, partially offset by a decline in salary and related expenses resulting from cost reduction activities completed in 2015. The impairment charge was triggered by lower-than-expected operating results in the second quarter of 2016 coupled with a revision of the full-year 2016 guidance. Excluding non-recurring items, selling, general, and administrative expenses were lower in the second quarter of 2016 by $0.5 million when compared to the second quarter of 2015.

Non-Segment

Interest expense decreased $0.3 million in the second quarter of 2016 on lower borrowings compared to the second quarter of 2015.

The Company recorded an income tax benefit of $0.4 million for the second quarter of 2016, compared to an income tax benefit of $0.1 million in the second quarter of 2015.

The Company's operating cash flow was $5.9 million lower in the second quarter of 2016 when compared to the prior-year period. The Company's operations provided cash of $4.3 million in the second quarter of 2016 and funded net capital expenditures of $1.6 million, resulting in free cash flow of $2.7 million. In the second quarter of 2015, the Company's operations provided cash of $10.2 million and funded net capital expenditures of $4.6 million, resulting in free cash flow of $5.6 million.

Outlook for 2016

The Company provides updated guidance for 2016 as follows:

	Updated	Prior
($ millions)	2016 Guidance	2016 Guidance

Sales:
Aerostructures	$310.0 - $315.0	$315.0 - $325.0
Engineering Services	35.0 - 40.0	50.0 - 55.0
Eliminations	—	—
Net Sales	$345.0 - $355.0	$365.0 - $380.0

Operating profit excluding impact of impairment	$18.0 - $21.0	$22.0 - $27.0

Free cash flow	$10.0 - $15.0	$10.0 - $15.0

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, August 8, 2016, at 9:00 a.m., Central Daylight Time. LMI Chief Executive Officer Dan Korte and Chief Financial Officer Cliff Stebe will host the call. To participate in the call, dial 866-307-3343 approximately five minutes before the conference call time start time.

Visit http://ir.lmiaerospace.com/events.cfm to access a link to a live webcast of the call. A recording of the call will be available for a limited time on the Company's website after the call concludes.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2016 and beyond, and other statements based on current management expectations, estimates and projections. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$3,588	$10,504
Accounts receivable, net	53,798	48,491
Inventories	123,685	114,775
Prepaid expenses and other current assets	4,006	4,147
Total current assets	185,077	177,917

Property, plant and equipment, net	96,664	100,969
Goodwill	62,482	86,784
Intangible assets, net	40,444	46,582
Other assets	3,142	3,728
Total assets	$387,809	$415,980

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,972	$13,156
Accrued expenses	25,462	30,015
Current installments of long-term debt and capital lease obligations	2,567	2,362
Total current liabilities	48,001	45,533

Long-term debt and capital lease obligations, less current installments	248,093	247,633
Other long-term liabilities	3,434	4,322
Deferred income taxes	—	536
Total long-term liabilities	251,527	252,491

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,546,794 and 13,287,688 shares at June 30, 2016 and December 31, 2015, respectively	271	266
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	99,266	97,617
Accumulated other comprehensive loss	(299)	(211)
Treasury stock, at cost, 39,419 shares at December 31, 2015	—	(418)
Retained (deficit) earnings	(10,957)	20,702
Total shareholders’ equity	88,281	117,956
Total liabilities and shareholders’ equity	$387,809	$415,980

Supplemental Balance Sheet Information:	June 30,	December 31,
	2016	2015
Product inventory	$89,362	$82,587
Capitalized contract costs	34,323	32,188
Total inventories	$123,685	$114,775

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Sales and service revenue
Product sales	$74,480	$84,158	$150,341	$162,616
Service revenue	9,513	13,392	20,983	27,409
Net sales	83,993	97,550	171,324	190,025
Cost of sales and service revenue
Cost of product sales	59,346	67,147	119,682	129,697
Cost of service revenue	9,112	11,633	19,877	24,360
Cost of sales	68,458	78,780	139,559	154,057
Gross profit	15,535	18,770	31,765	35,968

Selling, general and administrative expenses	11,767	12,392	23,621	25,002
Goodwill and intangible asset impairment	28,368	—	28,368	—
Restructuring expense	241	518	1,187	792
Income from operations	(24,841)	5,860	(21,411)	10,174

Other (expense) income:
Interest expense	(5,213)	(5,556)	(10,476)	(11,148)
Other, net	(256)	(75)	(347)	47
Total other expense	(5,469)	(5,631)	(10,823)	(11,101)

(Loss) income before income taxes	(30,310)	229	(32,234)	(927)
(Benefit) provision for income taxes	(410)	(149)	(575)	160

Net (loss) income	(29,900)	378	(31,659)	(1,087)
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(74)	80	(88)	1
Total comprehensive (loss) income	$(29,974)	$458	$(31,747)	$(1,086)

Amounts per common share:
Net (loss) income per common share	$(2.28)	$0.03	$(2.43)	$(0.08)

Net (loss) income per common share assuming dilution	$(2.28)	$0.03	$(2.43)	$(0.08)

Weighted average common shares outstanding	13,125,666	12,850,421	13,050,575	12,822,747

Weighted average dilutive common shares outstanding	13,125,666	13,088,390	13,050,575	12,822,747

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Operating activities:
Net loss	$(31,659)	$(1,087)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	9,830	9,920
Amortization of debt issuance cost	957	984
Goodwill and intangible asset impairment	28,368	—
Deferred taxes	(536)	87
Stock based compensation	791	1,036
Other non-cash items	(95)	(131)
Changes in operating assets and liabilities:
Accounts receivable	(5,433)	(2,860)
Inventories	(9,222)	(9,179)
Prepaid expenses and other assets	393	67
Current income taxes	175	126
Accounts payable	6,898	1,860
Accrued expenses	(3,413)	52
Net cash (used) provided by operating activities	(2,946)	875
Investing activities:
Additions to property, plant and equipment	(3,998)	(11,611)
Proceeds from sale of property, plant and equipment	18	159
Net cash used by investing activities	(3,980)	(11,452)
Financing activities:
Proceeds from issuance of debt	1,465	—
Principal payments on long-term debt and notes payable	(1,455)	(1,169)
Advances on revolving line of credit	2,000	60,000
Payments on revolving line of credit	(2,000)	(53,500)
Payments for debt issuance cost	—	(245)
Net cash provided by financing activities	10	5,086
Net decrease in cash and cash equivalents	(6,916)	(5,491)
Cash and cash equivalents, beginning of period	10,504	7,927
Cash and cash equivalents, end of period	$3,588	$2,436
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$1,472	$710

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net (loss) income	$(29,900)	$378	$(31,659)	$(1,087)
Income tax (benefit) expense	(410)	(149)	(575)	160
Depreciation and amortization	4,930	5,007	9,830	9,920
Goodwill and intangible asset impairment	28,368	—	28,368	—
Stock-based compensation	770	852	1,522	1,759
Interest expense	5,213	5,556	10,476	11,148
Restructuring expense	241	518	1,187	792
Integration expense	17	66	48	173
Other, net	310	62	482	(37)
Adjusted EBITDA	$9,539	$12,290	$19,679	$22,828

Free Cash Flow (2):

Net cash provided (used) by operating activities	$4,297	$10,150	$(2,946)	$875
Less net capital expenditures	(1,568)	(4,573)	(3,980)	(11,452)
Free cash flow	$2,729	$5,577	$(6,926)	$(10,577)

(1) The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

(2) The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.